Exhibit 99.1

December 21, 2016

The Board of Directors of

Alliqua Biomedical, Inc.

1010 Stony Hill Road, Suite 200

Yardley, PA 19067

Re: Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-214559) of Alliqua Holdings, Inc.

Members of the Board:

Reference is made to our opinion letter, dated October 4, 2016, with respect to the fairness, from a financial point of view, to Alliqua Biomedical, Inc. (“Old Alliqua”), of the Consideration (as defined in the our opinion letter) to be paid by Alliqua Holdings, Inc., a Delaware corporation (“New Alliqua”), to or on behalf of Soluble Systems, LLC, a Virginia limited liability company (“Soluble”), in the Transactions (as defined in the our opinion letter) pursuant to the terms of that certain Contribution Agreement and Plan of Merger by and among Old Alliqua, New Alliqua, Chesapeake Merger Corp., a Delaware corporation and wholly-owned subsidiary of New Alliqua, and Soluble.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Old Alliqua in connection with their consideration of the Transactions and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Old Alliqua has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion included as Annex B to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement and to the references to our firm name and opinion under the captions “Summary — Opinion of Old Alliqua’s Financial Advisor,” “Risk Factors — The fairness opinion of Old Alliqua’s financial advisor in connection with the Transactions does not reflect changes in circumstances between the date of the signing of the Contribution and Merger Agreement and the closing of the Transactions,” “Risk Factors — Certain unaudited prospective financial information regarding Old Alliqua and Soluble is based on various assumptions that may not prove to be correct,” “The Transactions — Background of the Transactions,” “The Transactions — Old Alliqua’s Reasons for the Transactions,” “The Transactions — Opinion of Old Alliqua’s Financial Advisor” and “The Transactions — Certain Unaudited Prospective Financial Information Regarding Old Alliqua and Soluble” in such proxy statement/prospectus. In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement and the above-mentioned Amendment No.1 within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No.1 to the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ COWEN AND COMPANY, LLC